FIRST AMENDMENT

TO THE

SERVICES AGREEMENT

This is an Amendment made as of November 18, 2013 and effective as of August 15, 2013 with respect to the Services Agreement (the “Agreement”) dated November 19, 2010 by and between Pinnacle Capital Management Funds Trust (the “Trust”) and Pinnacle Capital Management, LLC (the “Advisor”).

1.

Recitals.

Commencing August 15, 2013, the Trust began to offer, in addition to Class C shares, Class A and Class P shares of beneficial interest in the Trust (the Class A, Class C, and Class P shares are hereinafter referred to as the “Shares”) as the Pinnacle Growth and Income Fund and the Trust desires to amend the Agreement to reflect these changes.

2.

Exhibit A.

Exhibit A to the Agreement shall be amended in its entirety as follows:

Pinnacle Growth and Income Fund

Share Class

Fee

Class A Shares

0.24%

Class C Shares

0.24%

Class P Shares

0.24%

3.

Ratification of Agreement.  Any provision of the Agreement not expressly amended to modified herein shall remain in the same and of full force and effect.

4.

Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.  Delivery by facsimile or in a PDF transmission of a counterpart of this Amendment as executed by the party making the delivery shall constitute good and valid execution and delivery of this Amendment for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first written above.

PINNACLE CAPITAL MANAGEMENT FUNDS TRUST

By: /s/ Carl Reistrom

Its:  Trustee

PINNACLE CAPITAL MANAGEMENT, LLC

By:  /s/ Joseph Masella

Its:  CEO